Exhibit 99.1

FOR RELEASE: Wednesday, January 30, 2019 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQX: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended December 31, 2018 was $523,000, or $0.27 per basic and $0.26 per diluted share, compared to $177,000, or $0.10 per basic and $0.09 per diluted share for the same period in 2017.  Net income for the year ended December 31, 2018 was $2.0 million, or $1.04 per basic and $1.01 per diluted share, compared to $1.5 million, or $0.79 per basic and $0.74 per diluted share for the year ended December 31, 2017.

Robert T. Strong, President and Chief Executive Officer stated, “We are very pleased to report that the Company’s successful completion of an $8.0 million subordinated debt offering in December 2018 has contributed to the Company’s total assets surpassing the $270.0 million mark, a 13.3% increase in assets at December 31, 2018 compared to the prior year end period.  We believe this growth in both assets and capital will position us nicely for future growth.”

Mr. Strong continued, “Our growth in loans receivable, net, was 7.6% at December 31, 2018 compared to the prior year end period.  Additionally, our mortgage company subsidiary exceeded $100.0 million in loans closed during the year.  Net income for the Company surpassed the $2.0 million mark, all notable benchmarks, of which we are proud.”

Mr. Strong added, “Our credit quality continued to improve as our non-performing loans as a percent of total loans receivable, net, declined to 0.54% at year-end compared to 1.52% at December 31, 2017.  Additionally, our Texas Ratio calculation was 11.35%, down from 13.31% at December 31, 2017.  Needless to say, we are very pleased that loan quality remains high within the Bank’s portfolio.”

Mr. Strong commented, “The Company has repurchased an additional 16,400 shares during the fourth quarter of 2018.  Our repurchase plans have now repurchased over 38% of the original shares issued in our initial public offering.  As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $523,000 for the three months ended December 31, 2018, an increase of $346,000, or 195.5%, compared to net income of $177,000 for three months ended December 31, 2017.  During the fourth quarter of 2017, the Company wrote down its net deferred tax asset (“DTA”) by $297,000 as a result of the enactment of the Tax Cuts and Jobs Act (the “Tax Act”) on December 22, 2017. Excluding the non-recurring re-measurement charge of the Company’s net DTA in 2017, the increase in net income was $49,000, or 10.3%.  The increase in net income on a comparative quarterly basis was primarily the result of a decrease in the provision for income taxes of $274,000, an increase in net interest income of $166,000, and a decrease in the provision for loan losses of $28,000, partially offset by a decrease in non-interest income of $64,000 and an increase in non-interest expense of $58,000.  The decrease in the provision for income taxes was primarily due to the $297,000 re-measurement charge of the Company’s net DTA as a result of the Tax Act combined with the lower effective tax rate for the quarter ended December 31, 2018, also the result of the Tax Act.

    The $166,000, or 8.4%, increase in net interest income for the three months ended December 31, 2018 over the comparable period in 2017 was driven by a $382,000, or 13.7%, increase in interest income, partially offset by a $216,000, or 26.7%, increase in interest expense.  The increase in interest income was primarily due to a $17.5 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $203.9 million for the three months ended December 31, 2017 to an average balance of $221.4 million for the three months ended December 31, 2018, and had the effect of increasing interest income $232,000.  Also contributing to this increase was a 19 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 5.30% for the three months ended December 31, 2017 to 5.49% for the three months ended December 31, 2018, which had the effect of increasing interest income $107,000.  The increase in interest income was also due to a $4.4 million increase in average cash and cash equivalents due from banks, interest bearing, which increased from an average balance of $7.5 million for the three months ended December 31, 2017 to an average balance of $11.8 million for the three months ended December 31, 2018, and had the effect of increasing interest income $15,000.  Also contributing to this increase was a 50 basis point increase in the yield on average cash and cash equivalents due from banks, interest bearing, which increased from 1.39% for the three months ended December 31, 2017 to 1.89% for the three months ended December 31, 2018, which had the effect of increasing interest income $15,000.  The increase in interest expense was primarily attributable to a $14.4 million increase in average interest-bearing liabilities, which increased from an average balance of $201.3 million for the three months ended December 31, 2017 to an average balance of $215.7 million for the three months ended December 31, 2018, and had the effect of increasing interest expense $72,000.  This increase in average interest-bearing liabilities was primarily attributable to a $19.7 million increase in average certificate of deposit accounts which increased from an average balance of $142.6 million for the three months ended December 31, 2017 to an average balance of $162.3 million for the three months ended December 31, 2018, and had the effect of increasing interest expense $88,000.  Also contributing to this increase was a 29 basis point increase in the average rate on interest-bearing liabilities, from 1.61% for the three months ended December 31, 2017 to 1.90% for the three months ended December 31, 2018, which had the effect of increasing interest expense by $144,000.  This increase in rate was primarily attributable to a 26 basis point increase in rate on average certificate of deposit accounts, which increased from 1.77% for the three months ended December 31, 2017 to 2.03% for the three months ended December 31, 2018, and had the effect of increasing interest expense by $107,000, and a 50 basis point  increase in rate on average Federal Home Loan Bank borrowings, which increased from 1.78% for the three months ended December 31, 2017 to 2.28% for the three months ended December 31, 2018, which had the effect of increasing interest expense by $30,000.  The average interest rate spread decreased from 3.35% for the three months ended December 31, 2017 to 3.26% for the same period in 2018 while the net interest margin decreased from 3.52% for the three months ended December 31, 2017 to 3.50% for the three months ended December 31, 2018.

The $28,000, or 29.5%, decrease in the provision for loan losses for the three months ended December 31, 2018 over the three months ended December 31, 2017 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at December 31, 2018.

The $64,000, or 6.2%, decrease in non-interest income for the three months ended December 31, 2018 over the comparable period in 2017 was primarily attributable to a $42,000, or 7.2%, decrease in net gain on loans held for sale, a $34,000, or 226.7%, decrease in other fees and service charges, and a $17,000, or 7.0%, decrease in mortgage banking and title abstract fees.  These decreases were partially offset by an $11,000, or 28.9%, increase in real estate sales commissions, net, earned by Quaint Oak Real Estate, a wholly owned subsidiary of Quaint Oak Bank and a $14,000, or 10.5%, increase in insurance commissions earned by Quaint Oak Insurance Agency, a wholly owned subsidiary of Quaint Oak Bank.

The $58,000, or 2.6%, increase in non-interest expense for the three months ended December 31, 2018 compared to the same period in 2017 was primarily attributable to a $65,000, or 4.4%, increase in salaries and employee benefits expense due to expanding and improving the level of staff at the Bank and its subsidiary companies primarily in the areas of lending operations, information technology and compliance.

The provision for income taxes decreased $274,000, or 54.9%, from $499,000 for the three months ended December 31, 2017 to $225,000 for the three months ended December 31, 2018 as our effective tax rate decreased from 73.8% for the three months ended December 31, 2017 to 30.0% for the three months ended  December 31, 2018 primarily due to the $297,000 re-measurement charge of the Company’s net DTA in the fourth quarter of 2017 as a result of the Tax Act and the decrease in the Company’s federal income tax rate from 34% in 2017 to 21% in 2018 also as a result of the Tax Act.

For the year ended December 31, 2018, net income increased $537,000, or 36.6%, from $1.5 million for the year ended December 31, 2017 to $2.0 million for the year ended December 31, 2018.  Excluding the $297,000 non-recurring re-measurement charge of the Company’s net DTA in 2017, the increase in net income was $240,000, or 13.6%.  The year-over year increase in net income was primarily the result of an increase in net interest income of $719,000, a decrease in the provision for income taxes of $538,000, and an increase in non-interest income of $505,000, partially offset by an increase in non-interest expense of $1.1 million and an increase in the provision for loan losses of $131,000.  As was the case for the quarter, the decrease in the provision for income taxes was primarily due to the $297,000 re-measurement charge of the Company’s net DTA combined with a lower effective tax rate as a result of the Tax Act.

The $719,000, or 9.5%, increase in net interest income for the year ended December 31, 2018 over the year ended December 31, 2017 was driven by a $1.5 million, or 14.5% increase in interest income, partially offset by an $818,000, or 27.2%, increase in interest expense.  The increase in interest income was primarily due to a $21.6 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $193.2 million for the year ended December 31, 2017 to an average balance of $214.7 million for the year ended December 31, 2018, and had the effect of increasing interest income $1.1 million.  Also contributing to this increase was a seven basis point increase in the yield on loans receivable, net, including loans held for sale, which increased from 5.30% for the year ended December 31, 2017 to 5.37% for the year ended December 31, 2018, which had the effect of increasing interest income by $157,000.  The increase in interest income was also due to a $6.7 million increase in average cash and cash equivalents due from banks, interest bearing, which increased from an average balance of $8.5 million for the year ended December 31, 2017 to an average balance of $15.2 million for the year ended December 31, 2018, and had the effect of increasing interest income $81,000.  Also contributing to this increase was a 70 basis point increase in the yield on average cash and cash equivalents due from banks, interest bearing, which increased from 1.12% for the year ended December 31, 2017 to 1.82% for the year ended December 31, 2018, which had the effect of increasing interest income by $100,000.  The increase in interest expense was primarily attributable to a $21.4 million increase in average interest-bearing liabilities, which increased from an average balance of $194.6 million for the year ended December 31, 2017 to an average balance of $216.0 million for the year ended December 31, 2018, and had the effect of increasing interest expense $388,000.  This increase in average interest-bearing liabilities was primarily attributable to a $17.6 million increase in average certificate of deposit accounts which increased from an average balance of $139.1 million for the year ended December 31, 2017 to an average balance of $156.7 million for the year ended December 31, 2018, and had the effect of increasing interest expense $305,000, and a $6.0 million increase in average Federal Home Loan Bank borrowings which increased from an average balance of $20.9 million for the year ended December 31, 2017 to an average balance of $27.0 million for the year ended December 31, 2018, and had the effect of increasing interest expense $101,000.  Also contributing to this increase was a 23 basis point increase in the average rate on interest-bearing liabilities, from 1.54% for the year ended December 31, 2017 to 1.77% for the year ended December 31, 2018, which had the effect of increasing interest expense by $430,000.  This increase in rate was primarily attributable to a 19 basis point increase in rate on average certificate of deposit accounts, which increased from 1.74% for the year ended December 31, 2017 to 1.93% for the year ended December 31, 2018, and had the effect of increasing interest expense by $297,000, and a 50 basis point increase in rate on average Federal Home Loan Bank borrowings, which increased from 1.53% for the year ended December 31, 2017 to 2.03% for the year ended December 31, 2018, which had the effect of increasing interest expense by $127,000.  The average interest rate spread decreased from 3.34% for the year ended December 31, 2017, to 3.21% for the year ended December 31, 2018 while the net interest margin decreased from 3.50% for the year ended December 31, 2017 to 3.41% for the year ended December 31, 2018.

The $131,000, or 46.1%, increase in the provision for loan losses for the year ended December 31, 2018 compared to the year ended December 31, 2017 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans during the year ended December 31, 2018.

The $505,000, or 14.7%, increase in non-interest income for the year ended December 31, 2018 over the year ended December 31, 2017 was primarily attributable to a $131,000 net increase in gain on sales and write-downs on other real estate owned, a $96,000, or 13.2%, increase in mortgage banking and title abstract fees, a $93,000, or 93.9% increase in real estate sales commissions, net, earned by Quaint Oak Real Estate, a wholly owned subsidiary of Quaint Oak Bank, a $67,000, or 104.7%, increase in other fees and services charges, a $41,000, or 10.5%, increase in insurance commissions earned by Quaint Oak Insurance Agency, a wholly owned insurance subsidiary of Quaint Oak Bank, a $57,000, or 118.8%, increase in gain on sale of SBA loans, and a $26,000, or 1.24%, increase in net gain on loans held for sale.

The $1.1 million, or 13.6%, increase in non-interest expense for the year ended December 31, 2018 compared to the year ended December 31, 2017 was primarily attributable to a $929,000, or 17.0%, increase in salaries and employee benefits expense due to expanding and improving the level of staff at the Bank and its subsidiary companies, primarily in the area of lending operations, $67,000, or 20.2%, increase in data processing expense, a $29,000, or 4.2%, increase in other non-interest expense, a $28,000, or 4.9%, increase in occupancy and equipment expense, and a $22,000, or 11.3%, increase in advertising expense.

The provision for income taxes decreased $538,000, or 44.6%, from $1.2 million for the year ended December 31, 2017 to $667,000 for the year ended December 31, 2018 as our effective tax rate decreased from 45.1% for the year ended December 31, 2017 to 25.0% for the year ended  December 31, 2018 primarily due to the $297,000 re-measurement charge of the Company’s net DTA in the fourth quarter of 2017 as a result of the Tax Act and the decrease in the Company’s federal income tax rate from 34% in 2017 to 21% in 2018 also as a result of the Tax Act.

The Company’s total assets at December 31, 2018 were $271.4 million, an increase of $31.8 million, or 13.3%, from $239.6 million at December 31, 2017.  This growth in total assets was primarily due to an $18.1 million, or 228.8%, increase in cash and cash equivalents, a $15.2 million, or 7.6%, increase in loans receivable, net, and a $1.7 million increase in other real estate owned, offset by a $1.9 million, or 27.2%, decrease in loans held for sale and a $1.2 million, or 15.6%, decrease in investment securities available for sale.  The largest increases within the loan portfolio occurred in the following categories: commercial real estate loans which increased $11.6 million, or 12.6%, commercial business loans which increased $11.7 million, or 97.6%, multi-family residential loans which increased $2.2 million, or 10.4%, and one-to-four family residential owner occupied loans which increased $922,000, or 16.2%.  These increases were partially offset by a $4.5 million, or 8.6%, decrease in one-to-four family residential non-owner occupied loans and a $5.6 million, or 36.0%, decrease in construction loans.  The increase in cash and cash equivalents was primarily due to the increase in deposits and the proceeds from the issuance of subordinated debt in December 2018.

Total deposits increased $25.7 million, or 13.8%, to $211.9 million at December 31, 2018 from $186.2 million at December 31, 2017. This increase in deposits was primarily attributable to increases of $21.1 million, or 14.6%, in certificates of deposit and $9.6 million, or 120.5% in non-interest bearing checking accounts, partially offset by a $3.6 million, 11.7%, decrease in money market accounts, a $1.2 million, or 52.4%, decrease in savings accounts, and a $271,000, or 58.5% decrease in passbook accounts.

Total Federal Home Loan Bank borrowings decreased $4.0 million, or 14.3%, from $28.0 million at December 31, 2017 to $24.0 million at December 31, 2018.  During the year ended December 31, 2018, the Company used excess liquidity to repay $1.0 million of short-term and $3.0 million of long-term fixed rate borrowings.

On December 27, 2018, the Bank issued $8.0 million in subordinated notes. These notes have a maturity date of December 31, 2028, and bear interest at a fixed rate of 6.50%. The Bank may, at its option, at any time on an interest payment date on or after December 31, 2023, redeem the notes, in whole or in part, at par plus accrued interest to the date of redemption. The balance of subordinated debt, net of unamortized debt issuance costs, was $7.8 million at December 31, 2018.

Total stockholders’ equity increased $1.7 million, or 7.4%, to $23.8 million at December 31, 2018 from $22.2 million at December 31, 2017.  Contributing to the increase was net income for the year ended December 31, 2018 of $2.0 million, the reissuance of treasury stock for exercised stock options of $534,000, common stock earned by participants in the employee stock ownership plan of $192,000, amortization of stock awards and options under our stock compensation plans of $148,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $64,000, and other comprehensive income, net of $13,000.  These increases were partially offset by the purchase of treasury stock of $793,000 and by dividends paid of $511,000.

Non-performing loans amounted to $1.2 million, or 0.54% of net loans receivable at December 31, 2018, consisting of six loans, three of which are on non-accrual status and three of which are 90 days or more past due and accruing interest.  Non-performing loans amounted to $3.1 million, or 1.52% of net loans receivable at December 31, 2017, consisting of eleven loans, three of which were on non-accrual status and eight of which were 90 days or more past due and accruing interest.  The non-performing loans at December 31, 2018 include two one-to-four family owner occupied residential loans,  two commercial real estate loans, one one-to-four family non-owner occupied residential loan, and one commercial business loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended December 31, 2018, one new loan was placed on non-accrual status resulting in the reversal of approximately $3,000 of previously accrued interest income, and one loan was paid-off.  The allowance for loan losses as a percent of total loans receivable was 0.90% at December 31, 2018 and 0.89% at December 31, 2017.

Other real estate owned (OREO) amounted to $1.7 million at December 31, 2018, consisting of one property that was collateral for a non-performing construction loan.  During the quarter ended December 31, 2018, the Company made $50,000 of capital improvements to the property.  There were no properties in other real estate owned at December 31, 2017.  Non-performing assets amounted to $2.8 million, or 1.04% of total assets at December 31, 2018 compared to $3.1 million, or 1.28% of total assets at December 31, 2017.

    Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies.  Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, headquartered in Southampton, Pennsylvania and the Bank’s subsidiary companies conduct business through two regional offices located in the Delaware Valley and Lehigh Valley markets and a Chalfont, PA location.  Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC. Consolidated Balance Sheets (In Thousands)

	At December 31, 2018	At December 31, 2017
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$26,012	$7,910
Investment in interest-earning time deposits	4,927	4,879
Investment securities available for sale at fair value	6,680	7,912
Loans held for sale	5,103	7,006
Loans receivable, net of allowance for loan losses (2018: $1,965; 2017: $1,812)	216,898	201,667
Accrued interest receivable	1,153	1,021
Investment in Federal Home Loan Bank stock, at cost	1,086	1,234
Bank-owned life insurance	3,894	3,814
Premises and equipment, net	2,058	1,988
Goodwill	515	515
Other intangible, net of accumulated amortization	368	416
Other real estate owned, net	1,650	-
Prepaid expenses and other assets	1,060	1,234
Total Assets	$271,404	$239,596

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$17,542	$7,956
Interest-bearing	194,369	178,265
Total deposits	211,911	186,221
Federal Home Loan Bank advances	24,000	28,000
Subordinated Debt	7,831	-
Accrued interest payable	221	167
Advances from borrowers for taxes and insurance	2,568	2,423
Accrued expenses and other liabilities	1,037	600
Total Liabilities	247,568	217,411
Stockholders’ Equity	23,836	22,185
Total Liabilities and Stockholders’ Equity	$271,404	$239,596

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Interest Income	$3,178	$2,796	$12,125	$10,588
Interest Expense	1,024	808	3,820	3,002
Net Interest Income	2,154	1,988	8,305	7,586
Provision for Loan Losses	67	95	415	284
Net Interest Income after Provision for Loan Losses	2,087	1,893	7,890	7,302
Non-Interest Income	964	1,028	3,947	3,442
Non-Interest Expense	2,303	2,245	9,166	8,072
Income before Income Taxes	748	676	2,671	2,672
Income Taxes	225	499	667	1,205
Net Income	$523	$177	$2,004	$1,467

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.27	$0.10	$1.04	$0.79
Average shares outstanding – basic	1,943,295	1,856,791	1,923,491	1,857.457
Earnings per share – diluted	$0.26	$0.09	$1.01	$0.74
Average shares outstanding - diluted	2,003,347	1,995,696	1,982,998	1,994,485
Book value per share, end of period	$12.06	$11.55	$12.06	$11.55
Shares outstanding, end of period	1,991,623	1,920,024	1,991,623	1,920,024

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.16%	4.96%	4.98%	4.88%
Average rate on interest-bearing liabilities	1.90%	1.61%	1.77%	1.54%
Average interest rate spread	3.26%	3.35%	3.21%	3.34%
Net interest margin	3.50%	3.52%	3.41%	3.50%
Average interest-earning assets to average interest-bearing liabilities	114.12%	112.13%	112.68%	111.44%
Efficiency ratio	73.85%	74.46%	74.81%	73.20%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.54%	1.52%	0.54%	1.52%
Non-performing assets as a percent of total assets	1.04%	1.28%	1.04%	1.28%
Allowance for loan losses as a percent of non-performing loans	166.83%	59.02%	166.83%	59.02%
Allowance for loan losses as a percent of total loans receivable	0.90%	0.89%	0.90%	0.89%
Texas Ratio (2)	11.35%	13.31%	11.35%	13.31%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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